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Exhibit 10.42

[IMMUNICON LOGO]

February 21, 2002

Paul A. Liberti, Ph.D.
Unit 305
7225 Pelican Bay Blvd.
Naples, FL 34108

Re: Consulting Agreement ("Agreement") with Immunicon Corporation effective January 1, 2000, through January 1, 2002

Dear Dr. Liberti:

Immunicon Corporation wishes to extend and amend this Agreement as provided below.

The Agreement will be extended as follows:

In Paragraph 2, second line, "for a period of two years" shall be replaced by "through September 20, 2002."

During the extension of the Term referred to above, the following amendments will apply to this Agreement:

In the introductory paragraph, "Pennsylvania" shall be replaced by "Delaware."

Paragraph 1 shall be replaced in its entirety by the following:

        "1. Engagement as Consultant; Independent Contractor. Immunicon hereby retains Consultant to provide services including consultation, advice and assistance to Immunicon in the Field, and Consultant hereby accepts such engagement and agrees to provide such services in accordance with the terms and conditions set forth herein. It is the express intent of the parties that Consultant is an independent contractor, and not an employee, agent, joint venturer or partner of Immunicon. Nothing in this Agreement shall be interpreted or construed as creating or establishing the relationship of employer and employee between Immunicon and Consultant, and Consultant shall not have any authority to make any representation or warranty or to assume or create any obligation, whether express or implied, on behalf of Immunicon or to incur any obligations on behalf of Immunicon without the express written consent of Immunicon. Both parties acknowledge that Consultant is not an employee for state or federal tax purposes. Consultant shall not be eligible to participate in any employee fringe benefit of Immunicon, including health insurance, dental insurance, paid vacation, or any other benefit plan of Immunicon. Consultant shall at all times exercise independent judgment in the performance of services hereunder, and shall retain the right to perform services for others during the term of this Agreement. Consultant shall not perform services under this Agreement at Immunicon's place of business unless the parties otherwise agree. As Consultant is not Immunicon's employee, Consultant is responsible for paying all required state and federal taxes or other amounts due as a result of payments by Immunicon under this Agreement. In particular, Immunicon shall not: (i) withhold FICA from Consultant's payments; (ii) make state or federal unemployment insurance contributions on behalf of Consultant; (iii) withhold state or federal income tax from the payments to Consultant; (iv) make disability insurance contributions on behalf of Consultant; or (v) obtain workers' compensation insurance on behalf of Consultant. However, Immunicon may, at its sole discretion, report its payments to Consultant to appropriate state and federal government agencies."

It is understood and agreed that all of the remaining terms and conditions of the Agreement which are not amended as set forth above shall remain unchanged and in full force and effect during this extension period and any renewal thereof.

If you are in agreement with the foregoing, please so indicate by signing both copies of this letter where indicated below, and return one signed copy to me.

Sincerely,	Accepted and Agreed:
IMMUNICON CORPORATION	Paul A. Liberti, Ph.D.
/s/ Edward L. Erickson	/s/ Paul A. Liberti
Edward L. Erickson
Chairman, President and CEO	Date of Signature: 2/22/02

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  Exhibit 10.42